UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAMMER HANDLE ENTERPRISES INC.
(Exact name of registrant as specified in its charter)
Nevada	1040
State or jurisdiction of inception or organization	(Primary Standard Industrial Classification Code Number)

1212 Haida Avenue, Saskatoon, Saskatchewan, Canada S7M 3W7 Telephone: 505.446.4032
(Address and telephone number of registrant's principal executive offices)

Inc. Plan of Nevada, 613 Saddle River Court, Henderson, Nevada 89011 Telephone: 800-462-4633
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling shareholders	470,000(1)	$0.10(2)	$47,000(2)	$1.44
Total			$47,000	$1.44

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2)	Estimated in accordance with Rule 457(g) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Subject to Completion

January 8, 2007

HAMMER HANDLE ENTERPRISES INC.

A NEVADA CORPORATION

470,000 SHARES OF COMMON STOCK OF HAMMER HANDLE ENTERPRISES INC.

_________________________________

The prospectus relates to the resale to the public by certain selling shareholders of Hammer Handle Enterprises Inc. of up to 470,000 shares of our common stock. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 8, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PAGE NUMBER
PROSPECTUS SUMMARY	4
RISK FACTORS	6
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	6
1. Because we have a history of losses and have a deficit, there is substantial doubt about our ability to continue as a going concern.	6
2. Because we need additional financing to fund our exploration activities, if we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.	6
3. Because we may never earn revenues from our operations, our business may fail.	6
RISKS ASSOCIATED WITH OUR BUSINESS	7
4. We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.	7
5. Because the Pinto Claims may not contain economic mineral deposits and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.	7
6. Because we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.	7
7. Because David Price, our President, Secretary, Treasurer and director of our company is employed elsewhere his time and efforts will not be devoted to our company full-time, which could adversely affect our ability to successfully implement our business plan.	8
8. Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.	8
9. Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any economic quantities of minerals on the Pinto Claims or any other additional properties we may acquire.	8
10. Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.	8
11. Because the potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.	9
12. Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.	9
RISKS ASSOCIATED WITH OUR COMMON STOCK	9

13. There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	9
14. We do not intend to pay dividends on any investment in the shares of stock of our company.	10
15. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.	10
16. Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.	10
FORWARD-LOOKING STATEMENTS	11
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	11
DETERMINATION OF OFFERING PRICE	11
USE OF PROCEEDS	11
DIVIDEND POLICY	12
SELLING SHAREHOLDERS	12
PLAN OF DISTRIBUTION	18
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
DESCRIPTION OF SECURITIES	23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	24
INTEREST OF NAMED EXPERTS AND COUNSEL	24
EXPERTS	25
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
DESCRIPTION OF PROPERTY	26
DESCRIPTION OF BUSINESS	26
PLAN OF OPERATION	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	45
EXECUTIVE COMPENSATION	47
FINANCIAL STATEMENTS	49
REPORTS TO SHAREHOLDERS	50
DEALER PROSPECTUS DELIVERY OBLIGATION	50

As used in this prospectus, the terms “we”, “us”, “our”, “Hammer Handle” and “Hammer Handle Enterprises” mean Hammer Handle Enterprises Inc. unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated. Amounts in Canadian Dollars are represented by the symbol C$.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully. We are an exploration stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues in the near future. We may never generate revenues. We have minimal assets and have incurred losses since inception.

Our Business

We were incorporated in the State of Nevada on June 29, 2007 (date of incorporation). We are an exploration-stage company engaged in the exploration of mineral resource properties. On October 17, 2007 we acquired the Pinto Project (the “Property” or the “Project” or the “Pinto Property” or the "Claims” or the “Pinto Claims”), a series of properties and their associated mineral claims in British Columbia. The details of this transaction are set out below under the heading “Description of Business.” We intend to engage in mineral exploration activities on the Property.

Our principal executive offices are located at 1212 Haida Avenue, Saskatoon, Saskatchewan, Canada S7M 3W7. Our telephone number is 505.446.4032.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report, dated November 30, 2007, on our audited financial statements for the period ended November 30, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

The selling shareholders named in this prospectus are offering for resale up to 470,000 shares of our common stock to the public by means of this prospectus. The 470,000 shares of common stock were issued to the selling shareholders in private placement transactions pursuant to Regulation S of the Securities Act of 1933. All of the stock owned by these selling shareholders is being registered in the registration statement of which this prospectus forms a part. The selling shareholders may sell some or all of their shares immediately after they are registered. However, there is no public market for our common stock. We cannot provide any assurance that the shares offered will have a market value, or that they could be resold at the offering price if any when an active secondary market might develop, or that a public market for our securities could be sustained even if developed. The absence of a public market will limit the ability of the shares to be resold adversely impacting their liquidity and forcing shareholders to enter into private transactions to dispose of the shares.

We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Number of Shares Issued and Outstanding

There were 1,670,000 shares of our common stock issued and outstanding on November 30, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from June 29, 2007 (date of inception) to November 30, 2007, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 26 of this prospectus.

From June 29, 2007 (date of inception) to November 30, 2007
Revenue	$0
Net Loss for the Period	$14,393
As at November 30, 2007
Cash	$60,607
Total Assets	$60,607
Liabilities	$4,000
Total Stockholders’ Equity	$56,607

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION

1. Because we have a history of losses and have a deficit, there is substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our inception and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from June 29, 2007 (date of inception) to November 30, 2007 was $14,393. We had cash and cash equivalents in the amount of $60,607 as of November 30, 2007. We currently do not have any mining operations and we have no income. We cannot provide assurances that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

2. Because we need additional financing to fund our exploration activities, if we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or will generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of claims are greater than we have anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues. We will also need further financing if we decide to obtain additional mineral properties. We currently have limited arrangements for further financing and we may not be able to obtain additional financing when required. Our future is dependent upon our ability to obtain additional financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

3. Because we may never earn revenues from our operations, our business may fail.

Prior to the completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our exploration for minerals, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

RISKS ASSOCIATED WITH OUR BUSINESS

4. We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.

Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral deposits on the Pinto claims. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

5. Because the Pinto Claims may not economic mineral deposits and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.

Our securities must be considered highly speculative, generally because of the nature of our business and our early stage of operations. We currently have a 100% interest in the Pinto claims. We intend to explore the claims for precious and base metal deposits. The Properties are in the exploration stage only and may not contain economic deposits. We may or may not acquire additional interests in other mineral properties but we do not have plans to acquire rights in any specific mineral properties as of the date of this report. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. So, any profitability in the future from our business will be dependent upon locating and exploiting economic mineral deposits on the claims or mineral deposits on the Pinto Property and any additional properties that we may acquire. The likelihood of any mineral properties that we may acquire or have an interest in, including the Pinto claims, containing commercially exploitable mineral deposits is extremely remote. In all probability, any mineral properties that we may acquire or that we have an interest in, including the Pinto claims, do not contain any commercially exploitable mineral deposits and any funds that we spend on exploration will be lost. We may never discover precious or base metals in the Pinto claims or any other area, or we may do so and still not be commercially successful if we are unable to exploit those mineral deposits profitably. We may not be able to operate profitably and may have to cease operations, the price of our securities may decline and investors may lose all of their investment in our company.

6. Because we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The Pinto claims are located in south-east British Columbia. Our competition in British Columbia includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the region for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

7. Because David Price, our President, Secretary, Treasurer and director of our company is employed elsewhere his time and efforts will not be devoted to our company full-time, which could adversely affect our ability to successfully implement our business plan.

David Price our President, Secretary, Treasurer and a director of our company is not devoted to our company on a full time basis. As a result, he manages our company on a part-time basis. He spends approximately 15 to 20 hours per week managing our company. Because of this fact, the management of our company may suffer and our company could under-perform or fail.

8. Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration program that we intend to undertake and any additional properties that we may acquire. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of our properties may not result in the discovery of precious or base metal deposits. Any expenditures that we may make in the exploration of any other mineral property that we may acquire may not result in the discovery of any commercially exploitable mineral resources. Problems such as unusual or unexpected geological formations and other conditions are involved in all mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our interests in the Pinto claims.

9. Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any quantities precious or base metals on the Pinto claims or any other additional properties we may acquire.

We intend to continue exploration on the Pinto claims and we may or may not acquire additional interests in other mineral properties. The search for minerals as a business is extremely risky. We can provide investors with no assurance that exploration on the claims, or any other property that we may acquire, will establish that any commercially exploitable quantities of minerals exist. Additional potential problems may prevent us from discovering any minerals. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of minerals on our property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

10. Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

11. Because the potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of an exploration program on a mineral property is dependent upon many factors beyond our control, including the existence and size of mineral resources in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

12. Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

RISKS ASSOCIATED WITH OUR COMMON STOCK

13. There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or a listing service or stock exchange, if traded, that a public market will materialise. Further, the Over-the-Counter Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the Over-the-Counter Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

14. Because we do not intend to pay dividends on any investment in the shares of stock of our company, investors may never realize a return on their investment.

We have never paid any cash dividends and currently do not intend to ever pay any cash dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

15. Because our stock is a penny stock, trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardised risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

16. Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the price of our common stock. After this registration statement is declared effective, the selling shareholders may resell up to 28.1% of the issued and outstanding shares of our common stock. At that time, a substantial number of our shares of common stock which have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in the price of our common stock, purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the Over-the-Counter Bulletin Board, or listed for trading or quoted on any public market and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.10 per share has been set arbitrarily by our sole director and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling shareholders and we will not receive any proceeds from the resale of the common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We do not intend to pay any cash dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business, or;

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We intend to retain future earnings for use in our operations and the expansion of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

To the extent that we require additional funding our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the selling shareholders may offer all or only some portion of the 470,000 shares of common stock to be registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering. We can only make estimates and assumptions. The table found below sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of November 30, 2007 and the number of shares of common stock covered by this prospectus. The number of shares listed in the category entitled “Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding” represent an estimate of the number of shares of common stock that will be held by the selling shareholders after the offering. To arrive at this estimate, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

Other than the relationships described in the table and footnotes, none of the selling shareholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name and Address of Selling Shareholder and Position, Office or Material Relationship with Hammer Handle Enterprises	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Justin Dolan 211 Stechishin Cres. Saskatoon, Saskatechewan Canada S7K 5P6	3,000	3,000	0	0
Janice Price 3519 Apple Grove Regina, Saskatchewan Canada S4V 2R4	75,000	75,000	0	0
Daniel Price 3519 Apple Grove Regina, Saskatchewan Canada S4V 2R4	30,000	30,000	0	0
Kevin Braid P.O. Box 1344 Warman, Saskatchewan Canada S0K 4S0	3,000	3,000	0	0
Keefe Pendleton 111 Hull Cres. Saskatoon, Saskatchewan Canada S7M 4H3	3,000	3,000	0	0
Chance Pendleton 111 Hull Cres. Saskatoon, Saskatchewan Canada S7M 4H3	50,000	50,000	0	0
Jeff Goddard 317 Hugo Ave., Saskatoon, Saskatchewan Canada S7N 1J7	3,000	3,000	0	0
Chris Costley P.O. Box 363 Mossbank, Saskatchewan Canada SOH 3G0	3,000	3,000	0	0

Steven Nelson P.O. Box 401 Hepburn, Saskatchewan Canada SOK 1Z0	3,000	3,000	0	0
Sarah Nelson P.O. Box 401 Hepburn, Saskatchewan Canada SOK 1Z0	3,000	3,000	0	0
John J. Nelson P.O. Box 100 Wiseton, Saskatchewan Canada S0L 3M0	3,000	3,000	0	0
Tyler Eaglesham 202 Clarence Ave. South Saskatoon, Saskatchewan Canada S7N 1H3	3,000	3,000	0	0
Edward Quan 2808 Maceachern Ave. Saskatoon, Saskatchewan Canada S7J 1B5	3,000	3,000	0	0
Jordan Charles Hall 622 7th Street East, Saskatoon, Saskatchewan Canada S7H 0X9	3,000	3,000	0	0
Avery Pendleton 111 Hull Cres. Saskatoon, Saskatchewan Canada S7M 4H3	2,500	2,500	0	0

Darren Ritter 364 Russell Rd. Saskatoon, Saskatchewan Canada S7K 6P2	2,500	2,500	0	0
Warren Marcoux 1804 Belfast Ave. Saskatoon, Saskatchewan Canada S7M 0L8	50,000	50,000	0	0
Adam Price 3519 Apple Grove Regina, Saskatchewan Canada S4V 2R4	25,000	25,000	0	0
Chris Wiens 90 Assiniboine Dr. Saskatoon, Saskatchewan Canada S7K 1H7	10,000	10,000	0	0
Jennifer Young 90 Assiniboine Dr. Saskatoon, Saskatchewan Canada S7K 1H7	25,000	25,000	0	0
Cheryl Young #902-902 Spadina Cres., Saskatoon, Saskatchewan Canada S7K 0G8	75,000	75,000	0	0
Andrea Young #7-905 4th Ave. North, Saskatoon, Saskatchewan Canada S7K 2N5	10,000	10,000	0	0

Michael Young 902-902 Spadina, Saskatoon, Saskatchewan Canada S7K 0G8	10,000	10,000	0	0
Cameron Ewen 1127 15th St. East Saskatoon Saskatchewan Canada S7N 0P5	3,000	3,000	0	0
Joanna Korchinski 61 Cambirdge Cr. Saskatoon, Saskatchewan Canada S7H 3P9	15,000	15,000	0	0
Justin Wionzek 319 26th St. West Saskatoon, Saskatchewan Canada S7L 0H8	2,500	2,500	0	0
Shawn Burnett 914 Ave. L North Saskatoon, Saskatchewan Canada S7L 2R6	7,500	7,500	0	0
Thad Pulfer 1309 12th St. East Saskatoon, Saskatchewan Canada S7H 0E5	3,000	3,000	0	0
Chris Mryglod 446 Douglas Cres. Saskatoon, Saskatchewan Canada S7L 4T5	3,000	3,000	0	0

Dale Johnson 446 Douglas Cres. Saskatoon Saskatchewan Canada S7L 4T5	3,000	3,000	0	0
Wesley Nystrom 905 2nd St. East Saskatoon Saskatchewan Canada S7H 1P9	3,000	3,000	0	0
David Bennett 1006 Ave. K. South Saskatoon, Saskatchewan Canada S7M 2G3	3,000	3,000	0	0
David Buehler P.O. Box 1071 Humboldt, Saskatchewan Canada S0K 2A0	3,000	3,000	0	0
Lynda Howell 307 Costigan Cres. Saskatoon, Saskatchewan Canada S7J 3P2	5,000	5,000	0	0
Robert Howell 307 Costigan Cres. Saskatoon, Saskatchewan Canada S7J 3P2	5,000	5,000	0	0
Peter Wright 55 Selkirk Cres Saskatoon, Saskatchewan Canada S7L 4J4	3,000	3,000	0	0

Heather Wright 55 Selkirk Cres Saskatoon, Saskatchewan Canada S7L 4J4	3,000	3,000	0	0
Chris Hobman 709 King Street Saskatoon, Saskatchewan Canada S7K 0N6	2,500	2,500	0	0
Xavier Ludac 145-1128 Mc Kercher Dr. Saskatoon, Saskatchewan Canada S7H 5B8	7,500	7,500	0	0

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.
(2)	Based on 1,670,000 shares outstanding as of November 30, 2007.
(3)	To arrive at these estimates, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

▪
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

▪	an exchange distribution in accordance with the rules of the exchange;

▪	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

▪	privately negotiated transactions;

▪	a combination of any aforementioned methods of sale; and

▪	any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclose the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

1.	adequate current public information with respect to the issuer must be available;

2.	restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

3.
sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

4.
the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

5.
if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors or sole director and hold office until their death, resignation or removal from office. Our sole director and executive officer’s age, positions held and date first appointed are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
David Price	President, Secretary, Treasurer and Director	49	President, Secretary, Treasurer and a Director since June 29, 2007 (date of incorporation of the Company)

Business Experience

The following is a brief account of the education and business experience of our sole director and executive officer during at least the past five years, indicating his business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

David Price, President, Secretary, Treasurer and Director

On June 29, 2007 (date of incorporation of the Company) David Price was appointed as our President, Secretary, Treasurer and a director of our company. Mr. Price founded Hammer Handle in anticipation of his retirement from Saskatchewan Telecom (or “Sasktel”), where he worked from 1976 to October, 2007. While at Sasktel he worked in a number of positions, most recently as a facility technician. During his 30 year career he acquired a range of knowledge and business contacts relating to the resource sector, particularly uranium (Saskatchewan supplies approximately 30 percent of the world's uranium), precious metals and oil and gas.

Involvement in Certain Legal Proceedings

Our sole director, principal executive officer and control person has not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board

All proceedings of our sole director for the year ended November 30, 2007 were conducted by resolutions consented to in writing by the sole director and filed with the minutes of the proceedings of the director. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. There has been no need to delegate functions to these committees due to the fact that our operations are at a very early stage to justify the effort and expense of creating and maintaining these committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2007, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our common stock and by our current sole director and executive officer. The shareholder has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Shareholder and Position, Office or Material Relationship with Hammer Handle Enterprises Inc.	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
David Price President, Secretary, Treasurer and Director 1212 Haida Avenue, Saskatoon, Saskatchewan, Canada S7M 3W7	Common Shares	1,200,000	[71.9%]
Directors and Officers as a group	Common Shares	1,200,000	[71.9%]

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.
(2)	Based on 1,670,000 shares outstanding as of November 30, 2007.

Change in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share. As of November 30, 2007 we had 1,670,000 shares of common stock outstanding. Our shares are held by forty (40) stockholders of record. We have no authorized preferred stock.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our sole director out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our sole director is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our sole director and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Maddox Ungar Silberstein, PLLC to audit our financial statements for the period ended November 30, 2007. There has been no change in the accountants and no disagreements with Maddox Ungar Silberstein, PLLC, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Hammer Handle Enterprises Inc. included in this registration statement have been audited by Maddox Ungar Silberstein, PLLC, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

David S. Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock..

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada and provide as follows:

ARTICLE XI

IMMUNITY AND INDEMNIFICATION

SECTION 43. IMMUNITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) DIRECTOR IMMUNITY. Directors will be immune from monetary liabilities to the fullest extent not prohibited by Nevada law. Excepted from that immunity are:

▪	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

▪	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

▪	a transaction from which the director derived an improper personal profit; and

▪	willful misconduct.

(b) DIRECTORS AND OFFICERS. The corporation will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under Nevada law or (iv) such indemnification is required to be made pursuant to these Bylaws.

(c) EXPENSE. The corporation will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under these Bylaws.
No advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF PROPERTY

We do not lease or own any real property other than our mineral claims. Our executive and head office is located at 1212 Haida Avenue, Saskatoon, Saskatchewan, Canada S7M 3W7. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.  When and if we require additional space, we intend to move at that time.

The description of our mineral claims is below under the section entitled “DESCRIPTION OF BUSINESS.”

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on June 29, 2007 (date of incorporation). We are an exploration-stage company engaged in the exploration of mineral resource properties. On October 17, 2007 we acquired the Pinto Project (the “Property” or the “Project” or the “Pinto Property”), a series of properties and their associated mineral claims in British Columbia.

The Property is located in South Central British Columbia, Canada, approximately 62 kilometers north of Grand Forks, B.C. at roughly (49°35'26" N. Latitude; 118°21'40" W. Longitude). Property access is possible by paved Provincial Highway and well maintained gravel Forest Service Roads.

The Property is 100% owned by Hammer Handle Enterprises Inc. and is comprised of 3 contiguous British Columbia Government's Mineral Tenure Staking On-Line System (“MTO”) issued mineral claims (Tenure #529410, #553574 and #553575) occupying a total of 230.3556 hectares (569.221 acres). The mineral claims are in good standing with respect to the British Columbia Mineral Tenure Act through March 4, 2008 (#529410) and March 5, 2008 (#553574 and #553575), respectively.

We intend to explore the Property for any commercially exploitable mineral deposits. Maps of the properties are included below under the subsection entitled “Location of the Claims.” There is no assurance that any commercially viable mineral deposits exist on the properties.

We own 100% interest in the land covered by our mineral claims. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group asserts an interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the preliminary phase of exploration on our property. Once we complete the preliminary phase, we will make a decision as to whether or not we will proceed with further exploration based upon the analysis of the results of that program. Our sole director will make these decisions based upon the recommendations of an independent geologist who will oversee the program and record the results.

Our plan of operation is to conduct exploration work on the claims in order to ascertain whether they possess commercially exploitable mineral deposits. There can be no assurance that such deposits exist on these properties.

Even if we complete our proposed exploration programs on the properties and we are successful in finding a deposit, we may not find enough to pay our expenses or achieve profitable operations.

Location of the Claims

Property Description and Location

The Pinto Property is located in the Greenwood Mining Division, in the Boundary District, of South Central British Columbia, Canada. The mineral claim comprising the Property is centered at Universal Transverse Mercator (“UTM”) Zone 11,5493850 N. 401720 E. (49035' 26" N. Latitude; 118021' 40" W. Longitude), and situated on N.T.S. map sheet 082E (1:250,000), 082E/8 (1:50,000) and 82E.059 (1:20,000). The Property consists of eleven MTO cell claims comprising three BC MTO Mineral Claims, "CAYENNE" (#529410), "CAYENNE 2" (#553574) and "CAYENNE 3" (#553575), which together cover 230.3556 hectares (564.221acres) and are collectively known as the "PINTO Property". The Pinto Property is 100% owned by Hammer Handle Enterprises Inc. The map above illustrates the project location and infrastructure.

The Pinto Property (#529410, #553574 and #553575) consists of eleven contiguous MTO Cell Mineral Claims. "Cayenne" (#529410) was staked by David Anthony Zamida on March 4, 2006 (BC MTO event #4073093) through the MTO. As per a Bill of Sale dated November 8, 2007, Hammer Handle Enterprises Inc. purchased the Pinto Property Mineral Claims for C$5,000, resulting in a 100% ownership of the subject claims, with a 1% Net Smelter Royalty in favor of David Zamida (0.5% of the Royalty is purchasable by Hammer Handle Enterprises Inc. for C$2,000,000 at any time prior to October 31, 2017).

The table below summarizes the current claim status of the mineral titles comprising the Pinto Property. The current claims expire on March 4, 2008 and March 5, 2008, as indicated below.

Claim details
Claim Name	Tenure Number	Exploration Work or Payment in Lieu Dates(1)	Area (ha)

Cayenne	529410	03/04/2008	62.8238
Cayenne 2	553574	03/05/2008	62.8186
Cayenne 3	553575	03/05/2008	104.7132

(1) In order to maintain the Pinto Property mineral tenure in good standing with respect to the Provincial Government of British Columbia, certain annual cash payments or equivalent expenses in on-the-ground based exploration work must be applied to the claims (by filed Assessment Reports in the case of exploration work). Expenses from valid exploration programs can be applied to the mineral titles within one calendar year of when the work was performed and can extend the expiration dates of the Property for up to a maximum of 10 years. By the Mineral Tenure Act of the Province of British Columbia, we have the right to access the land we have staked for the purpose of conducting mineral exploration.

The MTO cell claims which together comprise the Pinto Property are centered at UTM (NAD83 Zone 11) coordinate 5493850 N. 401720 E. and have the following UTM (NAD83 Zone 11) corner coordinates:

Northwest Corner: 401010 E.; 5494580 N.
Southwest Corner: 400980 E.; 5493190 N.
Northeast Corner: 402360 E.; 5494560 N.
Southeast Corner: 402790 E.; 5493170 N.

We have obtained an independent Geological Report on the Property. Paul D. Gray, Consulting Geologist, has prepared this Geological Report and reviewed all available exploration data completed on these mineral claims. Paul D. Gray is a geologist with offices at #1 - 1081 West 8th Avenue, Vancouver, British Columbia, Canada, V6H 1C3. He graduated with a Bachelor of Science degree in Earth Science from the Dalhousie University in 1997 and with an Honors Bachelor of Science degree in Earth Science in 2004. Mr. Gray is a member of the PDAC, AMEBC, and the Association of Engineers and Geoscientists of British Columbia. He is registered in the Province of British Columbia (APEGBC No. 29833), and has practiced as a geologist for 11 years, working in British Columbia, the Northwest Territories, the United States of America, Honduras, Central America and Mongolia.

The following is a summary authored by Paul D. Gray and contained in his independent Geological Report:

The Pinto Project (the "Property or the Project") is located in South Central, British Columbia, Canada, approximately 62 kilometers north of Grand Forks, B.C. at roughly (49°35'26" N. Latitude; 118°21'40" W. Longitude). Property access is possible by paved Provincial Highway and well maintained gravel Forest Service Roads.

The Property is 100% owned by Hammer Handle Enterprises Inc. and is comprised of three contiguous British Columbia MTO issued Mineral Claims (Tenure #529410, #553574 and #553575) occupying a total of 230.3556 hectares (569.221 acres). The mineral claims are in good standing with respect to the British Columbia Mineral Tenure Act through March 4, 2008 (#529410) and March 5, 2008 (#553574 and #553575), respectively.

On October 31, 2007 Hammer Handle Enterprises Inc. and British Columbia Mineral Titles agreed to purchase the "Pinto Property" from David Zamida. The Bill of Sale for the purchase was initiated on November 8, 2007 by David Zamida, whereby Hammer Handle Enterprises purchased the Pinto Mineral Claim as to 100%, with a 1% Net Smelter Royalty in favor of David Zamida, 0.5% of which is purchasable for C$2,000,000.

The Property lies within 2 kilometers northeast, and within the same general lithological package, as the historic Franklin Mining Camp. The Franklin Camp overlies a sequence of Triassic aged sediments and volcanics of the Franklin Group. The sediments are enclosed by Jurassic-Cretaceous Nelson plutonic rocks and by Eocene Coryell intrusives, Eocene volcanics and sediments overlie the Franklin Group. The Pinto Property is predominately underlain by the Mid-Jurassic Nelson Plutonic suite.

The Franklin Camp has a long history of mineral exploration and development. Highlights include four past producers of precious (gold and silver), base (copper, lead, and zinc) and platinum group elements (“PGEs”), as well as numerous showings and mineral occurrences in the area which have been worked periodically since late in the 1800's. The Mineral Resource Assessment of the British Columbia Geological Survey characterizes the area of the Pinto Property in the highest category of mineral potential in the Province.

The Pinto Mineral Claim covers one zone identified as hosting anomalous concentrations of shear zone/fracture related vein hosted precious and base metal mineralization. Precious metals assay from trace of up to 6.82 grams/tonne gold and 6.90 grams/tonne silver have been reported on the Property from grab samples. The Property is permissive for the expansion of this defined mineralized zone and potentially for the discovery of additional mineralization. Significant exploration work is required to adequately define the mineral potential of the Pinto Property.

The area currently within the Pinto Property boundary has been explored for precious and base metals intermittently from the early 1900's through 1989. Prospecting, geological mapping, geochemical (rock, soil and stream sediment samples) and geophysical exploration programs (EM surveys) have all been conducted. The exploration programs have been run by independent companies and individuals in a largely piecemeal fashion. The Project has not seen a large scale, systematic exploration program to date and would greatly benefit from such an analysis.

In November of 2007, Paul D. Gray Geological Consultants were commissioned to author a technical compilation and review report on the Pinto Property. The research and data compilation program led the author to conclude that the Pinto Property represents an early stage and under-explored precious metal (and potential base metal) exploration target, which warrants a systematic and phased series of mineral exploration programs to adequately appraise the Project's economic potential.

A proposed exploration campaign, including GIS desk study, Property inspection and 43-101 report generation and geological and geochemical exploration program budgeted at $124,000 (including this report) is recommended by the author for the Pinto Property. The exploration programs (and budgets), presented herein, are designed to test the Pinto Property's precious and base metal mineral potential and should yield enough information to guide all subsequent mineral exploration programs on the Property.

Accessibility, Climate, and Infrastructure

Access to the Pinto Property is afforded by the paved "Granby Road." for a distance of about 40 kilometers north from Grand Forks along the Granby River valley. At this point, the "28 Mile Bridge" crosses the Granby River and the Granby Forest Service road leads l kilometer to a right (north), where the gravel Burrell Creek Forest Service Road should be followed for 35 kilometers up the Burrell Creek valley. This road is in good condition, but improvements may be required. There is alternative access via gravel road north from the property to Edgewood, B.C., on Lower Arrow Lake which is connected to British Columbia Provincial Highway No.6, which continues to Vernon, B.C.

The climate of the Pinto Property is typical of the mountainous regions of South Central Southwest British Columbia, with warm wet summers and cold, long winters. Snow has been reported to accumulate to over 2 meters in the mountains and valleys of the Property. Year round development and mining would, however, be possible. Field exploration seasons are best conducted from May through October as snow accumulations on the Property have been reported from November through May.

The closest reporting Environment Canada weather station to the Project is located in Grand Forks, B.C. (approximately 62 kilometers south of the Property). At this location the mean annual precipitation is 391.1 mm and 118.7 cm of snow, and average annual temperatures range from -5.0°C to 19.5°C, with a mean of 7.7°C. Grand Forks averages 105.9 days of precipitation. Conditions can be expected to be similar on the Pinto Property as in Grand Forks with increased snowfall and precipitation due to the higher property elevations and more northerly location.

The Pinto Property is accessed by a fair weather gravel road; the paved Granby Road lies within 35 kilometers of the Project. Three Phase power lies approximately 41 kilometers south at the North Fork Valley. Water sources for exploration programs may be found in Burrell Creek, which transects the central portion of the Pinto Mineral Claims.

The proximity of paved Granby Road and the population (and potential personnel) center of Grand Forks, B.C., combined with the open and well maintained forest service roads and ample hydroelectric potential in the area, characterize this Project's infrastructure as excellent.

The closest full-service airports are located in Kelowna, Penticton or Castlegar, respectively. Grand Forks offers all normal services and supplies including a hospital and adequate accommodations and food establishments to support gold exploration programs. Additionally, active train service is available from Grand Forks.

REGIONAL EXPLORATION HISTORY

The Pinto Property is located within the Boundary District, which has a long history of mining activity and mineral exploration spread over several distinct mining camps. In particular, these are the Greenwood Camp (approximately 55 kilometers southwest of the Pinto Property), the Rossland Camp (approximately 98 kilometers southeast), and the Republic camp of Washington State (approximately 105 kilometers south). The only active gold mine in the Boundary District area is the Emanuel Creek deposit of Kinross near Curlew, Washington State, approximately 90 kilometers south of the Pinto Property.

The Franklin Camp lies in the northern portion of the Boundary District in South Central British Columbia in a region known to host a significant number of mineral occurrences, showings and past producers (as defined by the B.C. MINFILE). The most noteworthy of the past producers of this Mining Camp was the Union Mine (staked in 1906) where approximately 122,555 tons grading 14.1 grams/tonne gold and 353:4 grams/tonne silver produced 43.3 million grams of silver, 1.7 million grams of gold, 298,664 kilograms of zinc, 168,257 kilograms of lead, and 12,665 kilograms of copper between 1913 and 1947 (predominantly in the 1930's).

Previous authors (Caron, 2003; Peatfield, 1978; Church, 1986; Fyles, 1984; Parker and Calkins, 1964; Bancroft, 1914; Brock, 1906; Muessig, 1967) have compiled professional discussions of the historical mineral exploration of the Franklin Camp and region exploration. While this section summaries these works, investors are recommended to consult these publications.

Exploration Franklin Camp began in 1896 when the Banner and McKinley Mineral Claims were staked. The following 10 years saw a period of intense mineral claim staking which succeeded in covering the majority of the now defined areas of mineralization. Crown granted mineral claims were applied for and granted during this 10 year period, and a portion of these Crown grants remain active to this day.

Mineral exploration and development work on the claims staked during this early "rush" culminated with numerous open cuts, shallow shafts and adits developed on the properties. The extent of the early exploration activity on the area is reflected in both the number old workings and in the number of MINFILE occurrences in the Franklin Camp, 41 separate BC MINFILE occurrences are catalogued in the Franklin Camp area. The early exploration and development programs were focused on multiple areas within the camp with three distinct styles of mineralization; 1) quartz veins and silicified structurally controlled zones hosting gold and silver (vein type - Union Mine); 2) massive shear zone hosted chalcopyrite; and 3) lead-zinc skarn mineralization.

In 1900, a government sponsored access trail was opened to the Franklin Camp from Grand Forks. 1906 saw a considerable amount of exploration work conducted, so much so that the "Gloucester City Townsite" at the junction of Burrell and Gloucester Creeks was surveyed in. By 1908 the trail from Grand Forks had been upgraded to a wagon road and a number of properties (the Maple Leaf, Banner, Gloucester and McKinley) had been considerably advanced by exploration. Government Geologist C.W. Drysdale spent the 1911 field season in the Franklin Camp and completed the first area geological mapping for the Geological Survey of Canada. His report (Drysdale, 1915), remains one of the only comprehensive reports on the Franklin Camp and chronicles the early exploration and development history of the camp.

By 1914, the main active projects were the Union, McKinley and the Banner properties, all of which were hampered by prohibitive transportation costs to and from the isolated camp.

In 1918, the Great War prompted the Imperial Munitions Board in London to initiate a broad reaching platinum exploration program which included the Franklin Camp (Thomlinson, 1920). Thomlinson reported a Maple Leaf sample of 0.l7 oz/t Pt. This proved the potential on the property, and within the Camp, for the mineralization of platinum group elements (“PGE's”).

By 1927, the Union Mine transferred ownership to an aggressive Hecla Mining Company. Over the following four seasons Hecla conducted considerable exploration and development on the Union property, including the construction of a 145 ton per day rotation mill. In 1930, the Union Mine was into a production phase. By 1933, a cyanide plant was constructed to treat the tailings from the milling operation with reprocessing of the tails run from 1934-36 (Pike, 1935; MINFILE 082ENE003).

Post-World War II saw a period of quiescence in the Franklin Camp. The 1960's brought a renewed interest in the exploration of the Franklin Camp, not only with modern exploration methods applied but with the focus shifting from precious metal veins to platinum and copper deposits. Spud Huestis initiated this change when, in the early 1960's, he staked a large land package for Franklin Mines Ltd. primarily for bulk tonnage PGE potential. The late 1960's saw extensive exploration completed, including mechanical trenching, geophysical/geochemical surveys and diamond drilling toward this end (Chilcott, 1965; Chilcott and Lisle, 1965).

Road construction, trenching, and diamond drilling throughout the Franklin Camp was Franklin Mine Ltd.'s focus in 1965. In 1968, Newmont Mining Corp. of Canada Ltd. Moved into the Mt. McKinley / Mt. Franklin (southern) areas of the Camp targeting the similarities between the Franklin Camp lithologies and those of the Phoenix deposit, near Greenwood, B.C. Newmont conducted widespread fieldwork, including geophysics, geological mapping and significant physical work, additionally helicopter borne magnetometer surveys were completed. The work was primarily focused in the McKinley and Banner areas.

Pearl Resources bought the Union Mine in 1979 and spent the following three years completing a compilation of previous work at the mine, as well as conducting considerable new exploration of their own. Underground workings at the Union Mine were reopened and made safe while surface work (rock and soil geochemistry followed by five diamond drill holes) was completed. Pearl's exploration work targeted the faulted-off western extension of the main Union vein (Lisle, 1979, 1980; Lisle and Seraphim, 1980). 1984 saw 19 underground diamond drill holes, totaling 1,076 meters, combined with 34 underground percussion holes, together 397 total meters (Drown, 1985).

In 1985, 24K Mining Inc. (later Sumac Ventures Inc.) optioned the Union Mine property from Pearl Resources and built a cyanide leach facility to reprocess the Union Mine tails. A series of technical and environmental problems hampered this program, which was terminated in 1989. This marked the last time development work has been reported at the Franklin Camp's Flagship Union Mine.

In 1986, Longreach Resources had accumulated a large land position in the northern portion of the Franklin Camp and was testing the PGE potential thereof with diamond drilling programs. Their work covered areas including the Maple Leaf, Averill and Buffalo showings. The work culminated with Placer Dome Inc, optioning the Longreach holdings in 1987, who subsequently mounted an exhaustive mineral exploration program focused exclusively on the PGE potential (The Platinum Blonde Project), which included soil sampling, ground magnetometer and electromagnetic surveys, geological mapping, and 10 holes (1,209 meters) of diamond drilling. By 1987, Placer's focus adjusted from PGEs potential to "Union Mine" type epithermal gold targets. Placer's work in the area ended in 1989.

The 1990's saw exploration work by Canamax Resources Inc. (IXL claims) and Sway Resources (Deadwood-Homestake-Banner areas). Canamax began the 1990's with airborne geophysical surveys, soil and rock chip sampling, and geological mapping (Harris, 1991; Johnson, 1991). Sway Resources drilled at least 29 diamond drill holes and 14 percussion holes by the mid 1990's. This vintage of exploration is not well reported.

In 2001, Tuxedo Resources Ltd. acquired a large Franklin Camp land package and utilized it for listing purposes. Tuxedo conducted an airborne geophysical survey and subsequently prepared a 43-101 Technical Report on their holdings (Peatfield, 2002).

The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Pinto property in the highest category of mineral potential in the Province.

History and Previous Exploration

The area immediate to the Pinto Property was initially prospected in the early 1900's, concurrent with the development of the Franklin Mining Camp to the south. The exact extent of this work is not well documented. However, what is documented is the large amount of exploration and development work that the Franklin Camp underwent in the early part of the 20th Century. Undoubtedly then, the Pinto Property area was prospected, claimed and worked during this period. A number of historic workings such as shafts, adits and open cuts/prospect pits are noted in the Pinto Property assessment reports, which are attributed to the early 1900's exploration campaigns of the Franklin Camp.

The earliest record of the Pinto is contained within a 1902 Minister of Mines Annual Report that highlights two shafts, the Ophir and Pinto, each of 20 foot (6 meter) depths opened that year. A 1907 record of a Crown Grant Lot 3240 staked by Thomas Newby also appears in the record as does a 1914 mention of the same Crown Grant.

No further record of any exploration on the Property is available until Newmont Mining optioned the area covering the Pinto Property (as well of most of the ground covering the historic Franklin Camp) in 1968. With no information on the particulars of this exploration campaign with respect to the Pinto Property, it is reported that Newmont conducted a Franklin Camp wide program of extensive exploration but did not conduct follow up work in 1970.

In 1970, West Coast Mining & Exploration registered 46, 2-post claims (under the name of D.L. Moore). Over the subsequent months, a program of geochemistry (soils) and geophysics (EM) was conducted based from a three man camp established near Pinto Creek. Geochemical soil grid lines were setup on north-south oriented grid lines spaced at 200 foot (65.6 meter) or 400 foot (131 meter) intervals. Samples were collected from the "B" horizon on 100 foot (32.8 meter) spacings. Samples were bagged and tagged in the field and subsequently analyzed at Chemex Laboratories of North Vancouver. Government and ARTS reports indicate close to 1,200 soils samples were collected and analyzed; however the ARJS report details only 715 samples. 25 line miles (40 line kilometers) of EM survey was conducted on the same grid as utilized for the soil samples. A Ronka EM 16 Survey instrument (utilizing the Seattle NPG station) was used for the survey. In total, 1,200 readings were reported and primary and filtered results were presented in map form.

No significant targets were generated from the 1970's exploration programs. The soil sampling program did uncover a few anomalous copper values in the general area of the historic workings, and shear zone hosted copper mineralization was identified as the possible source. No coincident EM anomalies were found, however isolated EM anomalies were discovered east of the soil anomalies as well a strong EM anomaly in the far northwest corner of the grid.

The Property laid dormant to exploration work until 1976 when John LeMay of Kelowna, B.C., staked the Sandy claims to cover the area of historic work on the Pinto Property and utilized a helicopter to support his 24 day prospecting program. His field observations included the identification and mapping of an existing adit, a trench and 18 separate open-pits, 5 of which had depths greater than 5 feet (1.5 meters) and 14 of which contained malachite in quartz veins and were fracture related. Four distinct sets of fractures were measured (60°, 180°, 270°, and 315°). Mr. LeMay also identified a gossanous area and the Pinto Creek Fault during this program, which follows Pinto Creek. Mr. LeMay's observations included terse geological mapping and structural comments including intense fracturing to the south of Pinto Creek fading to the north under a cap of basalt.

The next phase of recorded exploration work was in 1983, when Noranda conducted exploration work on the PI 1- 3 Mineral Claims. Geological mapping (1:10,000 scale) and a geochemical survey (127 soil samples and 21 silt samples; assayed for Cu, Zn, Pb, Ag, Mo, As, and Au) were performed on the property. There were 3 coincident silt samples and 6 soil samples that returned anomalous copper values and 1 soil sample that returned anomalous in zinc. This program provided a valuable baseline for Pinto Property anomalous values; anomalous values for copper and zinc are reported as greater than 150 ppm copper and 220 ppm zinc, respectively. Approximately 29 soil samples and 9 stream silt samples collected during this program were taken from what is now the Pinto Property.

The bulk of the samples collected from the 1983 Noranda program fell within background levels. The three anomalous stream sediment samples occur at the headwaters of Pinto Creek, off the current Pinto Property, and represent a contiguous trend of approximately 200 meters. The soils yielded no anomalies of significance.

In 1989, Inco Ltd. staked a 20 unit, 4-post Mineral Claim (Pinto) to cover an anomalous gold value reported by the BC RGS, and conducted a reconnaissance geological mapping, soil, silt and rock chip sampling program from June to early November. The soil geochemistry demonstrated a few discrete gold anomalies over Nelson Plutonic Suite rocks and a cluster of weak to moderate gold anomalies near Tertiary monzonite-arkosic sandstone fault contact. The Nelson granodiorite related anomalies were reported to represent discontinuous chalcopyrite-pyrite bearing shear zones. The highest grab sample from the program assayed up to 6.8 grams/tonne gold and 0.41 grams/tonne copper which was located within the Pinto Property. The program also served to confirm and expand on the geochemical anomaly at the head of Pinto Creek first reported in the 1983 exploration program.

The 1989 exploration program collected a total of 462 soil samples, 68 rock samples and 18 silt samples from a 20 line-kilometers flagged exploration grid with stations at 50 meter intervals. The grid lines were oriented east-west and normal to a 2,500 meter north-south baseline. All collected samples were analyzed for gold and multi-element analyses from Bondar-Clegg and Acme Analytical Labs of Vancouver, B.C. Geological mapping (and assay data presentation) was completed at 1:10,000 scale.

No significant exploration programs have been recorded on the Pinto Property since 1989. No record of any exploration drilling has been filed with the Provincial Government.

Recommended Program of Preliminary Exploration

Our consulting geologist has recommended the following:

Before any substantive field work and/or mineral exploration programs are mounted on the Pinto Project, a site visit and Property Inspection program should be initiated. A qualified person (as per

Canadian National Instrument 43-10 1 definitions) should be mobilized to the Project for this Property Inspection and historical sampling verification sampling program. A Technical Report should be subsequently authored based on this report and that property inspection.

Preceding or concurrent with the Property Inspection program, a detailed compilation of all exploration data available on the Franklin Mining Camp and the Pinto Property itself should be undertaken. The data should be digitized into a useable form such as a GIS package. While this compilation has begun, to some extent, with the authoring of this report, there is a great deal of information which remains to be compiled from various published sources (as well as additional unpublished sources). In particular, a more coherent database of the lithological units on the project should be compiled into a useable geological package complete with legend as well as all available structural data. A coherent compilation of all germane data in the Franklin Camp would greatly aid future exploration work on the Pinto Project.

The Victoria B.C.G.S. Library should be visited and its facility utilized for this compilation project with specific attention paid to the Property Files available through the Franklin Camp MINFILEs.

Unfortunately, the most prospective areas immediate to Pinto Property are held under alternative ownership. The author recommends that close attention be paid to the mineral titles ownership of the surrounding areas. The ground to the south, west and north of the Project would benefit greatly if brought under a single ownership umbrella.

After the described desk study, data compilation program, and site inspection compliant report are completed, it is recommended that the Pinto Project should be explored by a staggered series of work programs designed to achieve the following exploration objectives:

•  Re-establish Property geological control (outcrop mapping) by prospecting and GPS surveys;
•  Systematic sampling of all bedrock exposures defined from the above;
•  Alteration mapping project;
•  Geochemical soil sampling within (verification) and beyond the limits of historic work;
•  Airborne geophysical survey;
•  Geophysical assessment (I.P.) of the property following on the geochemical survey;
•  Trenching and open cut exploration and sampling (following up on defined geochemical and geophysical anomalies);
•  Definition of drill targets and testing by diamond drilling.

Additionally, our consulting geologist recommends environmental and socio-economic programs are undertaken contemporaneously to any exploration programs. These studies should focus on:

•  Environmental baseline studies including water sampling and ARD/ABA testing of mineralization and host rock;
•  Identification and preliminary contact with the local First Nations;
•  Identification and preliminary contact with the surface rights holders toward existing access road use and working agreements;
•  Identification and preliminary contact with local conservation groups and communities.

Our consulting geologist’s recommended phased exploration program is summarized below:

PHASE I:

1. Phase I: QP Property Inspection and Technical Report Generation: A 2-day site visit conducted by a Q.P. Samples should be collected and assayed with a view towards confirming historically reported assay values. In specific, the open cut, adits, and old workings should be visited and sampled. Effort should be made to re-establish any historic grid locations and/or sample sites. Access and up-to-date Property conditions should also be gained. The Q.P. should then author a Technical Report based on this inspection and sample program/assays. A program budget of C$8,000 and duration of l month (allowing for the site visit, assay turnaround and report generation) are required for this phase, which could be done anytime between May and November. No work permits would be required for this phase of work.

PHASE II:

2.   Phase II: Systematic and Detailed Franklin Camp Data Compilation and Digitization: A geologist adept at GIS compilation should be employed to catalogue and digitize all available information on the Franklin camp and Pinto Projects. This data should be assembled into a single coherent GIS package which could be utilized to guide all future work on the Project. In particular, a detailed geological basemap (including robust lithological catalogues and associated structural data) should be produced from this exercise. In addition, the geologist should garner a clear understanding of the identified mineralization within the Franklin Camp and apply that knowledge to exploration planning on the Pinto Property. A program budget of C$3,000 and duration of 6 days are required for this phase, which could be done anytime. No work permits would be required for this phase of work.

PHASE III:

3.   Phase IIIA: Prospecting and Assessment of Pinto Property: A 2-week reconnaissance prospecting program would be undertaken by two locally experienced prospectors over the Pinto Property. The existing 1:20,000 scale basemap (and 1:5,000 scale blowups thereof) for the Pinto Property should be adequate for this program (the 1:20,000 scale N.T.S. 082E.059 map sheet); alternatively, digital TRIM topography Data is available in digital format for purchase for approximately C$1,000 and could be enlarged for this purpose. The program would focus on bedrock exposure location (GPS Survey) and systematic sampling as well as a preliminary soil sampling program in the defined anomalous areas of the project (all with subsequent assaying). A program budget of C$28,000 and duration of 2 weeks are required for this phase, which could be done anytime between May and November. No work permits would be required for this phase of work.

4.   Phase IIIB: Grid-based Geochemical Survey: A GPS surveyed, flagged exploration grid would be established over the Pinto Property covering an area of approximately 0.8 kilometers2 (the southeastern portion of the claims). The minimum line spacing for the grid should be 100 meters, with a minimum of 10,900 meter north-south lines over the area east of Gloucester Creek and centered on Pinto Creek. A total of 9 line kilometers (minimum) would be required for this program. Soil geochemistry (C soil horizon focus) should be sampled on 50 meter centers; for a total of approximately 200 samples. This would require three weeks for two prospectors to establish and sample the grid; Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. A program budget of C$35,000 would be necessary for this phase and could be conducted between May and November. Phase IIIA prospecting could easily be combined with this Phase for economies of scale. No work permits would be required for this phase of work.

5.   Phase IIIC: Geophysical Survey: An Induced Polarization (J.P.) and coincident VLF/EM survey program would be conducted over the same grid as described above. The program would be designed to assess the near surface (>200 meters depth) mineralization potential of the property. The program should take an estimated 10 days to conduct at an approximate cost of C$35,000. Phase II A/B Prospecting and geochemical surveying could be combined with this Phase easily. A Notice of Work Permit and reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program. The creation and granting of the permit will require an approximate one month window before the work in conducted. The work could be conducted anytime between May and November.

6.   Phase IIID: Technical Report and Assessment Work: An NI 43-101 Technical Report should be prepared after the completion of Phase III. This would take approximately one month to complete and cost an estimated C$15,000. Additionally, a report should be prepared and filed with the Provincial Government to apply the Phase I expenses to the Pinto Property (estimated cost of report and filings, C$2,500).

PHASE IV

7.   Phase IVA: Pinto North-West Prospecting and Grid Expansion: A GPS surveyed flag grid should be established over the remainder of Pinto Property covering an area of approximately l kilometer2 (the north and western portion of the claims; east and west of Gloucester Creek). The line spacing for the grid should again be run at a minimum of 100 meters, with a minimum of eight 1,300 meter north-south lines over the area east and west of Gloucester Creek. A total of 10 line kilometers (minimum) would be required for this program. Soil geochemistry (B or C soil horizon focus) should be sampled on 50 meter centers; for a total of approximately 250 samples. This would require three weeks for two prospectors to establish and sample the grid. Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. This grid should then be run with an IP Program as in Phase IIIC. A program budget of C$100,000 would be necessary for this phase and could be conducted between May and November; A Notice of Work Permit Update (amendment) and additional reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program.

8.   Phase IVB: Mechanical Trenching/Diamond Drilling: Should prior phase results warrant, a mechanical trenching and or diamond drilling program should be conducted to test the defined anomalies for more detailed assessment. A new (or amended) Notice of Work application to the B.C. Ministry of Energy, Mines and Petroleum Resources would be required as well as an increase of the reclamation bonding for this program. The estimated budget for a trenching and/or Diamond Drilling program would be C$250,000 and take a total of three months to complete. Updated technical reports should follow on the completion of Phase II, (another C$15,000).

Proposed Budget

The aforementioned recommendations are expanded into a proposed budget for such activities below:

PHASE I
Property Inspection / Technical Report Generation

Work	Notes	Number	Cost	Work Cost
Property Inspection	QP Consultant	3 days	C$650/day	C$ 1,950
Technical Report	QP Consultant	9 days	Assays/Writing	C$ 5,850
Total with Contingency	Including work from this report			C$ 8,000

PHASE II
Franklin Camp Data GIS Compilation
Work	Notes	Number	Cost	Work Cost
Research	Consultant	2 days	C$500/day	C$ 1,000
GIS Database	Consultant	4 days	C$500/day	C$ 2,000
Total with Contingency	Including work from this report			C$ 3,000

PHASE III
Property Exploration - PHASE III A

Work	Notes	Number	Cost	Work Cost
Base Map Preparation	Consultant	1 day	C$1,000	C$	1,000
Prospect/Sampling	2 Prospectors	28 man days	C$300/man day	C$	8,400
Geological Control	Geologist	5 days	C$650/man day	C$	3,250
Expenses	Truck, hotel, food	30 days	C$180/day	C$	5,400
Supplies	Sampling Gear		C$1,000	C$	1,000
Analyses	Rock / Soil	200 samples	C$25/sample	C$	5,000
Compilation	Consultant	2 days	C$650/day	C$	1,300
Total with Contingency				C$	28,000

Pinto Grid Geochemistry - PHASE III B

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	38 man days	C$300/man day	C$	11,400
Geology Control	1Geologist	6 days	C$650/day	C$	3,900
Expenses	Truck, hotel, food	40 man days	C$180/day	C$	7,200
Analyses	Soils, Rocks	250 samples	C$25/sample	C$	6,250
Supplies	Sampling Gear		C$2,000	C$	2,000
Compilation	Consultant	2 days	C$650/day	C$	1,300
Total with Contingency				C$	35,000

Pinto Grid Geophysics - Phase III C

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	1day	C$700/day	C$	700
Bond to MEMPR	Reclamation	1	C$2,000	C$	2,000
I.P. / VLF-EM	Consultant	10 days	C$1,750/linekm	C$	28,000
Consultant Support	Prospector	10 days	C$300/day	C$	3,000
Total with Contingency				C$	35,000

Technical Report - Phase III D

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	25 days	C$600/day	C$	15,000
Totals				C$	15,000

PHASE IV
Pinto NW Grid Geochemistry and Geophysics - PHASE IV A

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	64 man days	C$300/man day	C$	19,200
Geology Control	1 Geologist	10 days	C$650/day	C$	6,500
Expenses	Truck, hotel, food	70 man days	C$180/day	C$	12,600
Analyses	Soils, Rocks	350 samples	C$25/sample	C$	8,750
Supplies	Sampling Gear		C$2,000	C$	2,000
Compilation	Consultant	2 days	C$650/day	C$	1,300
Notice of Work Update	Consultant	1 day	C$700/day	C$	700
Bond to MEMPR	Reclamation	1	C$1,000	C$	1,000
I.P. / VLF-EM	Consultant	10 days	C$1,750/linekm	C$	38,000
Consultant Support	Prospector	10 days	C$300/day	C$	3,000
Total with Contingency				C$	100,000

Trenching and Diamond Drilling - Phase IV B

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	2 days	C$700/day	C$	1,400
Bond to MEMPR	Reclamation	Trench/Drill		C$	10,000
Road Construction	Estimate	5 kilometers		C$	100,000
Trenching	Contractor	10 days	C$1,000/day	C$	10,000
Diamond Drilling	Contractor	1500 meters	C$100/metre	C$	150,000
Geology, Log Core	Geologist	30 days	C$700/day	C$	21,000
Core Splitter	Labor	30 days	C$250/day	C$	7,500
Expenses	Truck/hotel/food	30 days	C$250/day	C$	7,500
Analyses	Rocks, Core	300 samples	C$25/sample	C$	7,500
Compilation	Geologist	6 days	C$700/day	C$	4,200
Total with Contingency				C$	350,000

Technical Report - Phase IV C

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	28 days	C$700/day	C$	19,600
Totals				C$	19,600

Compliance with Government Regulation

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to our company is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused, such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended preliminary exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

Currently our only employee is David Price our President, Secretary, Treasurer and the sole director of our company. We have not entered into an employment agreement or consulting agreement with our sole director and executive officer. We do not expect any material changes in the number of employees over the next 12-month period. We conduct our business largely through agreements with consultants and other independent third-party vendors.

PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 6 of this registration statement.

Plan of Operation

We are an exploration stage company engaged in the acquisition, exploration and exploitation of mineral resource properties. We currently own a 100% interest in mining claims, generally known as the Pinto Property. They are located in southeast British Columbia. Our business plan is to proceed with the exploration of the Pinto Mineral Claims to determine whether they contain commercially viable gold or silver deposits. We intend to proceed with a preliminary exploration program as recommended by our Consulting Geologist. Once complete, the recommended preliminary geological exploration program (consisting of Phases I, II, and III) will cost approximately C$124,000. If the preliminary program is successful, our Consulting Geologist recommends a C$500,000 drill program to further explore the Pinto Property. We had $56,607 in working capital as of November 30, 2007. Accordingly, we are able to begin but not complete the preliminary exploration program without additional financing. We plan to raise up to $200,000 of additional capital during the next 12 to 18 months by seeking additional funds from existing investors or by offering equity securities to new investors in order to complete our preliminary exploration program. The risky nature of this enterprise and lack of tangible assets other than the Property places other types of debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.

Once we receive the analysis of each Phase of our exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with additional Phases of exploration. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of each Phase of the exploration program are sufficiently positive to enable us to proceed. This assessment will include an evaluation of our cash reserves after the completion of each exploration Phase, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Pinto Mineral Claims, we intend to seek out and acquire interests in other North American mineral exploration properties, which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities. If we are unable to locate and acquire such prospects, we may be forced to seek other business opportunities. Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our preliminary exploration program and have not received any results.

Upon the completion of preliminary Phases of exploration, or any additional Phases, which are successful in identifying mineral deposits, we will have to spend substantial funds on further exploration and engineering studies before we know that we have a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

Results of Operations

From Inception (June 29, 2007) through November 30, 2007

We generated no revenue for the period from inception (June 29, 2007) to November 30, 2007. We are an exploration stage company and have not yet located commercially viable deposits of gold or silver on our claims.

Our operating expenses for the period were $14,393, consisting primarily of exploration costs in the amount of $8,500, foreign exchange loss of $692, professional fees of $4,000 and other miscellaneous expenses in the amount of $1,201.As a result, we had a net loss of $14,393 for the period from inception (June 29, 2007) to November 30, 2007.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As at November 30, 2007, we had $4,000 in current liabilities. Our financial statements report a net loss of $14,393 for the period from June 29, 2007 (date of inception) to November 30, 2007. Our net loss is primarily due to exploration costs expended in pursuit of our business plan. On November 30, 2007, we had working capital of $56,607. Our plan is to raise equity financing in the amount of $200,000 during the next 12 months. There can be no assurance that we will be able to raise this money. We anticipate that this money, if raised, will be enough to cover the budgeted expenditures for the next twelve months. Any remaining monies will be carried forward to complete additional exploration.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the next twelve months.

Employees

Currently our only employee is our sole director and officer. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource and contract for employment as needed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the period from inception (June 29, 2007) through November 30, 2007, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

We have recurring losses and has a deficit accumulated during the exploration stage of $14,393 as of November 30, 2007. Our financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, we have no current source of revenue. Without realization of additional capital, it would be unlikely for us to continue as a going concern. Our management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the acquisition, exploration and development of mineral interests, if found. Our ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of mineral interests.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition.

Comprehensive Income

We have adopted SFAS 130 “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, we would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. We have not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

We follow SFAS 109, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

There were various other accounting standards and interpretations issued during 2006 or to November 30, 2007, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

▪	Any of our directors or officers;
▪	Any person proposed as a nominee for election as a director;
▪	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
▪	Any of our promoters;
▪	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. There is currently no public trading market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

We do not have any common stock subject to outstanding options or warrants. We are registering 470,000 shares of our common stock under the Securities Act of 1933 for sale by the selling stockholders named in this prospectus. As of the date of this prospectus, our affiliates hold 1,200,000 shares. Our Company’s issued and outstanding shares, as of November 30, 2007 is 1,670,000.

All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as they remain as affiliates of our company. Three months after they cease being affiliates of our company, sales may be made after the two year period from the issue date without limitations under Rule 144.

David Price, our President, Secretary, Treasurer and sole director owns 1,200,000 shares of our company. As of November 30, 2007, there are forty holders (40) of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our articles of incorporation and bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer from incorporation (June 29, 2007) through November 30, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Price President, Secretary, Treasurer and Director(1)	2007	0	0	0	0	0	0	0

(1) David Price became our President, Secretary, Treasurer and a director of our company on June 29, 2007 (date of incorporation).

Narrative Disclosure to Summary Compensation Table

We have not compensated our executive officer since our inception. We have no plans to compensate our executive officer until such time that we are able to generate net income from our operations.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We have not entered into an employment agreement or consulting agreement with our sole director and executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our Board of Directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our sole director or Board of Directors, as the case may be.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of November 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David Price	-	-	-	-	-	-	-	-	-

Stock Options and Stock Appreciation Rights

Since June 29, 2007 (date of inception) to November 30, 2007 we have not granted any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

The table below summarizes all compensation of our directors as of November 30, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Price	-	-	-	-	-	-	-

Compensation Of Directors

Our sole director has received no compensation to date and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

FINANCIAL STATEMENTS

Hammer Handle Enterprises Inc. (An Exploration Stage Company)
November 30, 2007

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheet

F-3	Statement of Operations

F-4	Statement of Stockholders’ Equity

F-5	Statement of Cash Flows

F-6	Notes to the Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Hammer Handle Enterprises Inc.
Vancouver, British Columbia, Canada

We have audited the accompanying balance sheet of Hammer Handle Enterprises Inc. (the “Company”) as of November 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from June 29, 2007 (Date of Inception) through November 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hammer Handle Enterprises Inc. as of November 30, 2007, and the results of its operations and its cash flows for the period from June 29, 2007 (Date of Inception) through November 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC
Bingham Farms, Michigan
December 17, 2007

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
As of November 30, 2007

ASSETS

Current assets
Cash	$60,607

Total assets	$60,607

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$4,000

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 50,000,000 shares authorized, 2,870,000 shares issued and outstanding	2,870
Additional paid in capital	68,130
Deficit accumulated during the exploration stage	(14,393)
Total stockholders’ equity	56,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,607

See accompanying notes to financial statements.

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the period from June 29, 2007 (Date of Inception) through November 30, 2007

General and administrative expenses:
Foreign exchange loss	$692
Exploration costs	8,500
Professional fees	4,000
Other	1,201
Total general and administrative expenses	14,393

Net loss	$(14,393)

Net loss per share:
Basic and diluted	$(0.01)
Weighted average shares outstanding:
Basic and diluted	1,292,840

See accompanying notes to financial statements.

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from June 29, 2007 (Date of Inception) through November 30, 2007

	Common Stock Shares Amount		Additional paid-in capital	Deficit accumulated during the exploration stage	Total

Issuance of common stock for cash to founder	2,400,000	$2,400	$21,600	$-	$24,000
Issuance of common stock for cash at $.10 per share	470,000	470	46,530	-	47,000
Net loss for the period	-	-	-	(14,393)	(14,393)

Balance, November 30, 2007	2,870,000	$2,870	$68,130	$(14,393)	$56,607

See accompanying notes to financial statements.

HAMMER HANDLE ENTERPRISES INC.
(A EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
For the period from June 29, 2007 (Date of Inception) through November 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,393)
Change in non-cash working capital items Increase in accounts payable and accrued liabilities	4,000
CASH FLOWS USED IN OPERATING ACTIVITIES	(10,393)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	71,000

NET INCREASE IN CASH	60,607
Cash, beginning of period	-
Cash, end of period	$60,607

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-
Income taxes paid	$-

See accompanying notes to financial statements.

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Hammer Handle Enterprises Inc. (“Hammer Handle ” or the “Company”) was incorporated in Nevada on June 29, 2007. Hammer Handle is an exploration stage company and has not yet realized any revenues from its planned operations.

On November 15, 2007 the Company completed its acquisition of a 100% interest in the “Pinto” mineral claims which is comprised of three contiguous British Columbia mineral tenures occupying an aggregate of 230 hectares or 569 acres of land. The claims are located near Grand Forks, British Columbia.

The Company has not presently determined whether its mineral claims contain mineral reserves that are economically recoverable.  The recoverability of amounts from the mineral claims will be dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of the mineral claims and upon future profitable production or proceeds from the sale thereof.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Mineral Properties

Cost of license acquisition, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Costs of acquisition are capitalized subject to impairment testing, in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income

The Company has adopted SFAS 130 “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

Hammer Handle follows SFAS 109, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents

Recent Accounting Pronouncements

Hammer Handle does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

Hammer Handle has recurring losses and has a deficit accumulated during the exploration stage of $14,309 as of November 30, 2007. Hammer Handle 's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Hammer Handle has no current source of revenue. Without realization of additional capital, it would be unlikely for Hammer Handle to continue as a going concern. Hammer Handle 's management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the acquisition, exploration and development of mineral interests, if found. Hammer Handle 's ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of mineral interests.

HAMMER HANDLE ENTERPRISES INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 3 - MINERAL PROPERTY RIGHTS

During the period, the Company acquired a 100% interest in three mining claims near Grand Prairie, British Columbia, Canada for cash consideration of $5,000 and a 1% net smelter royalty.

NOTE 4 - INCOME TAXES

The provision for Federal income tax consists of the following:

November 30, 2007
Refundable Federal income tax attributable to:
Current Operations	$4,894
Less: valuation allowance	(4,894)
Net provision for Federal income taxes	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

November 30, 2007
Deferred tax asset attributable to:
Net operating loss carryover	$3,506
Less: valuation allowance	(3,506)
Net deferred tax asset	$-

At November 30, 2007, Hammer Handle had an unused net operating loss carryover approximating $14,300 that is available to offset future taxable income; it expires beginning in 2027.

NOTE 5 - COMMON STOCK

At inception, Hammer Handle issued 2,400,000 shares of stock to its founding shareholder for $24,000 cash.

During the period ended November 30, 2007, Hammer Handle issued 470,000 shares of stock for $47,000 cash.

NOTE 6 - COMMITMENTS

Hammer Handle neither owns nor leases any real or personal property. Our officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officer and director are involved in other business activities and most likely will become involved in other business activities in the future.

REPORTS TO SHAREHOLDERS

We have filed with the SEC a Registration Statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- Indemnification may not be made for any claim, issue or matter as to which such a person has been judged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defence.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our shareholders;

- by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. This includes the power to defend such persons from all suits or claims as allowable under the provisions of the General Corporate Law of Nevada. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability as the expenses are incurred and before the final disposition of the proceeding in question or repay the amount if a court finds that the director or officer is not entitled to indemnification by the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defence of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling shareholder. All of the amounts shown are estimates.

SEC registration fees	$2(1)
Printing and engraving expenses	$2,000(1)
Accounting fees and expenses	$15,000(1)
Legal fees and expenses	$10,000(1)
Transfer agent and registrar fees	$2,000(1)
Fees and expenses for qualification under state securities laws	$0(1)
Miscellaneous	$1,000(1)
Total	$30,005(1)

(1) We have estimated these amounts

Item 26 - RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us since our incorporation on June 29, 2007 without registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements:

On June 29, 2007 we issued 1,200,000 shares of our common stock to one (1) named executive officer of our company, at an offering price of $0.02 per share for cash proceeds of $24,000 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933. The named executive officer is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Hammer Handle Enterprises Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On November 15, 2007, we issued 470,000 shares of our common stock to thirty-nine (39) subscribers at an offering price of $0.10 per share for cash proceeds of $47,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by Hammer Handle Enterprises Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

For more information on the purchasers in these private placement transactions please see the section entitled “Selling Shareholders” on page 12 of the prospectus included in this registration statement.

Item 27 - EXHIBITS

The following Exhibits are filed with this prospectus:

Exhibit Number	Description

3.1	Articles of Incorporation

3.2	Bylaws

5.1	David Jennings, Esq. regarding the legality of the securities being registered and consent to use

23.1	Consent of Maddox Ungar Silberstein, PLLC

99.1	Technical Report on the Pinto Property, British Columbia, Canada by Paul D. Gray, P.Geo. of Paul D. Gray Geological Consultants, with Consent to Use.

Item 28 - UNDERTAKINGS

The undersigned company hereby undertakes that it will:

1.	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

a.	any Prospectus required by Section 10(a)(3) of the Securities Act;

b.
reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.
for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Saskatoon, Saskatchewan, Canada.

HAMMER HANDLE ENTERPRISES INC.

By:	/s/ David Price
David Price, President, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: January 8, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Price as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ David Price
David Price, President, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: January 8, 2007